Exhibit 3.1

CERTIFICATE OF FORMATION
OF
BRAZOS VALLEY LONGHORN, L.L.C.

1.    The name of the limited liability company is Brazos Valley Longhorn, L.L.C.

2.    The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Brazos Valley Longhorn, L.L.C. this 15th day of January, 2019.

/s/ Robert M. Caine
Robert M. Caine, Authorized Person